Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

__________________

ArvinMeritor, Inc.

(Exact name of registrant as specified in its charter)

Indiana	38-3354643
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2135 West Maple Road, Troy, Michigan	48084-7186
(Address of principal executive offices)	(Zip Code)

ArvinMeritor, Inc. 2007 Long-Term Incentive Plan

(Full title of the plan)

Vernon G. Baker, II, Esq.

Senior Vice President and General Counsel

ArvinMeritor, Inc.

2135 West Maple Road

Troy, Michigan 48084-7186

(Name and address of agent for service)

(248) 435-1000

(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
Common Stock, par value $1 per share, and associated preferred share purchase rights	4,000,000	$17.475	$ 69,900,000	$2,146

(1)

Based on the average of the high and low prices reported on the consolidated reporting system of the New York Stock Exchange on March 5, 2007, pursuant to Rule 457(c) and 457(h)(1) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents or portions thereof, which have been filed with the Securities and Exchange Commission (the “SEC”), are incorporated by reference and made a part hereof:

Annual Report on Form 10-K of ArvinMeritor, Inc. (“ArvinMeritor” or the “Company”) for the fiscal year ended October 1, 2006 (File No. 1-15983).

Quarterly Report on Form 10-Q of ArvinMeritor for the quarterly period ended December 31, 2006 (File No. 1-15983).

Current Reports on Form 8-K of ArvinMeritor, dated January 19, 2007 (filed January 24, 2007), January 26, 2007 (filed January 26, 2007), February 2, 2007 (filed February 5, 2007), February 5, 2007 (filed February 7, 2007), February 6, 2007 (filed February 9, 2007), February 23, 2007 (filed February 23, 2007), and February 23, 2007 (filed February 28, 2007) (File No. 1-15983).

The information under the heading “Description of Combined Company Capital Stock” in ArvinMeritor’s Registration Statement on Form S-4, as amended (Registration No. 333-36448)(“Form S-4”).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Vernon G. Baker, II, Esq., who has passed upon the legality of any newly issued Common Stock of the Company covered by this Registration Statement, is Senior Vice President and General Counsel of the Company. Mr. Baker owns shares of ArvinMeritor Common Stock and has options to purchase additional shares of ArvinMeritor Common Stock.

Item 6. Indemnification of Directors and Officers

Chapter 37 of the Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding.

The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person is or was a director, officer, employee or agent of the corporation or its subsidiary against liability incurred in the proceeding if (i) the individual’s conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation that the conduct was in the corporation’s best interests and (B) in all other cases that the individual’s conduct was at least not opposed to the corporation’s best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director, officer, employee or agent if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

Section 8.06 of ArvinMeritor’s Restated Articles of Incorporation contains provisions authorizing, to the extent permitted under the IBCL and the ArvinMeritor By-Laws, indemnification of directors and officers, including payment in advance of expenses in defending an action and maintaining liability insurance on such directors and officers. Specifically, ArvinMeritor’s By-Laws provide that the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, formal or informal, by reason of the fact that such person is or was a director, officer, employee or agent of ArvinMeritor, or is or was serving at the request of ArvinMeritor as a director, officer, employee, agent, partner, trustee or member or in another authorized capacity of or for another corporation, unincorporated association, business trust, estate, partnership, trust, joint venture, individual, employee benefit plan or other legal entity, whether or not organized or formed for profit, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of ArvinMeritor and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. ArvinMeritor will pay, in advance of the final disposition of an action, the expenses reasonably incurred in defending such action by a person who may be entitled to indemnification. The Company’s By-Laws also set forth particular procedures for submission and determination of claims for indemnification.

ArvinMeritor’s directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

4(a)	Restated Articles of Incorporation of ArvinMeritor, filed as Exhibit 4.01 to the Form S-4, is incorporated by reference.

4(b)	By-laws of ArvinMeritor, filed as Exhibit 3 to ArvinMeritor’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2003 (File No. 1-15983), is incorporated by reference.

4(c)

Rights Agreement, dated as of July 3, 2000, between ArvinMeritor and The Bank of New York (successor to EquiServeTrust Company, N.A.), as rights agent, filed as Exhibit 4.03 to the Form S-4, is incorporated by reference.

5

Opinion of Vernon G. Baker, II, Esq., Senior Vice President and General Counsel of ArvinMeritor, as to the legality of any newly-issued Common Stock of ArvinMeritor covered by the Registration Statement.

23(a)	Consent of Vernon G. Baker, II, Esq., Senior Vice President and General Counsel of ArvinMeritor, is contained in his opinion filed as Exhibit 5 to this Registration Statement.

23(b)	Consent of Deloitte & Touche LLP, independent auditors.

23(c)	Consent of Bates White LLC.

24	Power of Attorney authorizing certain persons to sign the Registration Statement.

Item 9. Undertakings

The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those provisions is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on the 9th day of March, 2007.

ARVINMERITOR, INC.

By:	/s/	Vernon G. Baker, II
Vernon G. Baker, II
Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 9th day of March, 2007, by the following persons in the capacities indicated:

Signature	Title

Charles G. McClure, Jr.*	Chairman of the Board, Chief

Executive Officer and President (principal executive officer) and Director

Joseph B. Anderson, Jr., Rhonda L. Brooks,	Directors

Ivor J. Evans, Victoria B. Jackson,

James E. Marley, William R. Newlin,

Steven G. Rothmeier and Andrew J. Schindler*

James D. Donlon, III*	Senior Vice President and Chief

Financial Officer (principal financial officer)

Jeffrey A. Craig*	Vice President and Controller

(principal accounting officer)

*By /s/ Bonnie Wilkinson

(Bonnie Wilkinson , attorney-in-fact)**

**By authority of powers of attorney filed herewith.